Two Harbour Place
302 Knights Run Avenue
Tampa, FL 33602
813-209-0600
800-922-4596
FOR FURTHER INFORMATION CONTACT:
WALTER T. BROMFIELD (813) 209-0602
JUDITH M. CORTINA (813) 209-0647

MARITRANS REPORTS FOURTH QUARTER AND ANNUAL EARNINGS
AND DECLARES QUARTERLY DIVIDEND
Fourth Quarter and 2005 Highlights:
•	Posted Highest Full-Year Operating Income, Net Income and EPS as Public Company

•	Completed Sale of 3.45 million shares of Common Stock

•	Signed Newbuild Contract for Three New Tug-Barge Units and Signed Ten-Year Contract for Lightering Services Commencing Upon Delivery of the New Units

•	Renewed, Increased and Extended Revolving Credit Facility

•	Received Delivery of Sixth Rebuilt Double-Hull Barge and Awarded Contracts to Rebuild Seventh and Eighth Tug-Barges

•	Re-Entered Northeast Barge Market; Entered into an 18-Month Time Charter

•	Expanded Fleet with Addition of Oil Tanker
          TAMPA, FL — February 14, 2006 — Maritrans Inc. (NYSE: TUG), a leading U.S. flag marine petroleum transport company, today announced its fourth quarter and annual financial results and declared its quarterly dividend.
          Net income for the quarter ended December 31, 2005 was $3.0 million, or $0.32 diluted earnings per share, on revenues of $45.9 million. This compares with net income of $1.4 million, or $0.17 diluted earnings per share, on revenues of $40.0 million for the quarter ended December 31, 2004. Operating income for the quarter ended December 31, 2005 was $4.2 million compared to $3.0 million for the quarter ended December 31, 2004. The increase in operating income for the quarter ended December 31, 2005 was due to the continued strength in the Company’s geographic markets, which was partially offset by lower utilization as detailed below. During the quarter, the Company continued to earn strong average daily rates on vessels that it had in the clean product spot market. Additionally, the Company obtained increases in rates on its renewed contracts, which led to higher contract revenue despite the Company having fewer vessels on charter compared to the fourth quarter of 2004. Demand by the Company’s Delaware River refinery customers for the Company’s crude-oil lightering services remained firm, though not quite as high as during the prior three quarters in 2005. Barrels delivered to crude-oil lightering customers during the fourth quarter were down approximately 7% from the average delivered during the first three quarters of 2005.
          Net income for the year ended December 31, 2005 was $19.9 million, or $2.28 diluted earnings per share, on revenues of $180.7 million. For the year ended December 31, 2004, the Company reported net income of $9.8 million, or $1.16 diluted earnings per share, on revenues of $149.7 million. Operating income for the year ended December 31, 2005 was $26.6 million compared to $14.5 million for the year ended December 31, 2004.
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          On a Time Charter Equivalent (“TCE”) basis, a commonly used industry measure where direct voyage costs are deducted from voyage revenue, TCE revenue was $33.3 million for the quarter ended December 31, 2005 compared to $30.4 million for the quarter ended December 31, 2004, an increase of $2.9 million, or 9.5%. TCE revenue was $137.4 million for the year ended December 31, 2005 compared to $119.5 million for the year ended December 31, 2004, an increase of $17.9 million, or 15%. TCE revenue is a non-GAAP financial measure and a reconciliation of TCE revenue to revenue calculated in accordance with GAAP is attached here to.
          During the fourth quarter, the Company experienced lower overall utilization than in the fourth quarter of 2004. Utilization for the fourth quarter of 2005 was 77.1% compared to 79.1% in the fourth quarter of 2004 and 83.8% in the third quarter of 2005 due primarily to increased out of service time related to scheduled shipyarding. In the quarter ended December 31, 2005, the Company experienced 193 days out of service for vessel maintenance and capital projects. This compares to out of service time for maintenance and capital projects of 145 days in the first quarter of 2005, 154 days in the second quarter of 2005 and 123 days in the third quarter of 2005. The Company expects to have at least 72 days of out of service during the first quarter of 2006, which includes 8 days for scheduled maintenance and 64 days to begin the double-hulling of the M 210 but does not include any unscheduled out of service time. Additionally, the Company lost approximately 9 revenue days related to the Valour incident discussed below. Vessel utilization for the year ended December 31, 2005 was 81.1% compared to 80.7% for the year ended December 31, 2004. Operating expenses increased to $41.7 million in the fourth quarter of 2005 from $37.1 million in fourth quarter of 2004 primarily because of increases in fuel, port and crew expenses, as well as the addition of the charter expense for the M/V Seabrook. Operating expenses increased to $154.7 million in the year ended December 31, 2005 from $135.2 million in the year ended December 31, 2004 for the same reasons.
          Jonathan Whitworth, Chief Executive Officer of Maritrans commented,“2005 was a year of significant achievement for Maritrans. We are pleased to have recorded our highest full-year operating income, net income and earnings per share since becoming a public company while at the same time making important progress implementing our growth strategy. Just as our past decisions to proactively build an OPA-compliant fleet and refine our deployment strategy enabled us to fully take advantage of a strong rate environment in 2005, we believe that the strategic moves we have taken this year will benefit our stockholders in the future. Following the completion of the building of three new articulated tug-barge units, Maritrans will become one of the largest tug and barge coastwise operators in our vessel size range, further enhancing our leadership in the Jones Act coastwise trade. Our success at implementing strategic initiatives such as re-entering the Northeast market and entering an alternative trade for the single-hull tanker ALLEGIANCE will also serve the Company well as we strive to achieve growth in both the near and long-term.”
FLEET AND MARKET REPORT
          Maritrans operates a fleet of oil tankers and oceangoing married tug/barge units. During 2005 the Company continued to deploy more of its fleet in the spot market than it had historically in an effort to take advantage of the higher spot rate environment.
          The stronger spot market in 2005 was driven primarily by the combination of increased demand for the Company’s transportation services and reduced supply of Jones Act vessels. The overall spot market rates increased approximately 40% compared to 2004. The Company intends to maintain similar spot market exposure in 2006 to that of 2005. The Company believes that spot market rates will be at the same or higher levels during 2006 compared to 2005 as a result of increased product demand in the markets the Company serves and the reduced supply of Jones Act vessels. During the first half of 2006, however, the Company expects that the demand for its services will be affected by the reduced supply of refined products from
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the Gulf refineries. This is primarily due to the continuing outages of a number of refineries caused by the 2005 hurricane season, the anticipated refinery shutdowns for maintenance and the refineries requirements to prepare for the new ultra low sulfur diesel specifications that are scheduled to take effect in the second quarter.
          During 2005, the Company made the following changes to its fleet:
•	In April, the Company announced the re-deployment of the double-hull barge M192 from its existing clean products route along the Gulf Coast to the Northeast residual oil market. The M192 entered into an 18-month time charter with Sunoco Inc. (R&M), which commenced in December following a stint in the Company’s lightering business in the second half of 2005.

•	In August, the Company announced that it had entered into a three year agreement with Seabrook Carriers Inc. to time charter the M/V Seabrook, a single-hull oil tanker with a carrying capacity of 224,000 barrels. The M/V Seabrook entered Maritrans’ service in November and was deployed into the Company’s clean products trade. The Company entered into a manning agreement to provide the crewing for the vessel and continues to integrate the vessel into the clean oil market that the Company serves. Although the vessel has not yet achieved the utilization levels of the Company’s other spot market vessels, the Company believes that this is mostly due to lower product movement demands resulting from the continuing Gulf of Mexico refinery outages as described above.

•	In September, the Company announced that it signed a contract with Bender Shipbuilding & Repair Co., Inc. to build three new articulated tug-barge (ATB) units, each having a carrying capacity of 335,000 barrels. Each barge will be connected to a 12,000 horsepower tugboat utilizing the latest version of the Intercon connection system. The Company also announced that the new ATB’s will be utilized to help fulfill the long-term volume contract for lightering services that the Company signed with Sunoco Inc. (R&M).

•	In October, Maritrans announced that it signed a grain cargo voyage for its tanker ALLEGIANCE, a single-hull tanker that, in accordance with the Oil Pollution Act of 1990, was removed from petroleum transportation service as of December 2005. The Company expects that it will continue to charter this vessel in non-oil alternative cargo voyages.
DOUBLE-HULL REBUILDING PROGRAM
          Since 1998, Maritrans has been actively engaged in a double-hull rebuilding program aimed at ensuring that the Company’s Jones Act fleet is compliant with the U.S. Oil Pollution Act of 1990 (“OPA”). Maritrans’ patented barge rebuilding process enables the Company to convert its vessels for significantly less cost than building new vessels.
          During 2005 Maritrans continued to successfully implement its rebuilding program. In June, the Company took delivery of the M209, which is the sixth double-hull barge that the Company has rebuilt using its patented barge rebuilding process. The rebuild included the insertion of a midbody, which increased the vessel’s cargo carrying capacity by approximately 30,000 barrels. The rebuilding of the M209 and the tug boat Enterprise cost approximately $27.0 million and $4.5 million, respectively. The M209 received a CAP1 rating from the American Bureau of Shipping which indicates that the barge meets the standards of a newly built vessel.
          In July, the Company awarded contracts to rebuild the M 210 and the OCEAN 211 to double-hull configurations. These will be the Company’s seventh and eighth single-hull barges to be rebuilt to double-hull configurations. The rebuild of the M210, which commenced its rebuilding process on January 26, 2006, is expected to have a total cost of approximately $30 million, of which $24 million is a fixed contract with the shipyard and the remainder of the equipment is to be furnished by the Company. The rebuild of the OCEAN 211 is also expected to have a total cost of approximately $30 million, of which $23 million is a fixed contract with the shipyard and the remainder of the equipment is to be furnished by the Company. The rebuilds of the M 210
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and OCEAN 211 will also include the insertions of mid-bodies that will increase each of their capacity by approximately 38,000 barrels, or 17%. The rebuilds of the M 210 and the OCEAN 211 are expected to be completed in the third quarter of 2006 and the second quarter of 2007, respectively. As of December 31, 2005, $10.3 million and $2.6 million had been spent on these rebuilds, respectively. Upon completion of their double-hulling, and reflecting their larger carrying capacities, the M 210 and OCEAN 211 will be renamed the M 242 and M 243, respectively.
TUG BOAT INCIDENT
          On January 18, 2006, the Company’s sea-going tug, VALOUR, sank off the coast of Cape Fear, North Carolina. Three crew members lost their lives in the incident. At the time of the incident, the VALOUR was transporting the tank barge M 192, a double-hull petroleum barge. Following an evaluation by the US Coast Guard, which concluded that there was no damage to the M 192 and there was no loss of cargo from the tank barge, the vessel was cleared to return to service and discharge her cargo. When the barge M210 entered the shipyard for her double-hull rebuilding, her married tugboat Columbia was available to work, and the Company has utilized this tugboat to temporarily fill the tugboat shortage caused by the loss of the VALOUR. The Company is currently evaluating mid-term and long-term tugboat replacement scenarios. The Company continues to work with the U.S. Coast Guard on the investigation into the cause of the incident. The VALOUR is covered by the Company’s hull insurance policy and costs of the incident are covered by protection and indemnity insurance carried by the Company. Hull insurance proceeds of approximately $4 million, which exceed the carrying value of the tugboat of approximately $1.1 million, are expected to be received in the first quarter of 2006.
          Mr. Whitworth commented, “The entire Maritrans family has been deeply saddened by the loss of these fine seamen, and we continue to keep their families as well as the surviving crewmembers in our thoughts and prayers.”
SALE OF COMMON STOCK
          In December, Maritrans announced that it entered into an agreement to sell 3 million shares of its common stock in a registered offering off of its shelf registration statement. The Company also sold an additional 450,000 shares of its common stock upon the exercise of the over-allotment option granted to the underwriters. The Company received proceeds of approximately $84.5 million from the sale, net of underwriting fees and commissions and other expenses related to the transaction.
          Mr. Whitworth concluded, “We intend to build upon the progress we made in 2005 to further solidify our leadership in our core markets and expand into related businesses as we continue to seek to deliver strong results to our stockholders, employees and customers. At the same time we will continue to execute our double-hull rebuilding program, which will enable us to receive our seventh rebuilt vessel in the third quarter of 2006. We recently completed our equity offering and extended and increased our revolving credit facility, and therefore believe we are well positioned to pursue future growth opportunities for the benefit of the Company and our stockholders. In seeking such opportunities, we will continue to focus on profitable initiatives that meet strict return requirements.”
DIVIDEND
          Maritrans’ Board of Directors declared a quarterly dividend of $0.11 per share, payable on March 15, 2006, to stockholders of record on March 1, 2006. The ex-dividend date will be February 27, 2006.
CONFERENCE CALL INFORMATION
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          Maritrans’ management will host a conference call on February 15, 2006, at 9:00 a.m. eastern time to discuss the Company’s fourth quarter and annual results. To access this call, please dial 800-633-8410. A replay of the call may be accessed by dialing 800-633-8284 and providing the reservation number 21283380. The replay will be available from 11:00 a.m. eastern time on February 15, 2006, to 11:00 p.m. eastern time on March 1, 2006. The conference call will also be webcast live on Maritrans’ website, www.maritrans.com and will be available on the website through March 1, 2006.
ABOUT MARITRANS
          Maritrans Inc. is a U.S. based company with a 78-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. Maritrans employs a fleet of tug/barge units and tankers. One of these vessels, our tanker Allegiance, was redeployed in December 2005 to the transportation of non-petroleum cargo. Approximately 69% of our oil carrying fleet capacity is double-hulled. Our current oil carrying fleet capacity aggregates approximately 3.9 million barrels, 72% of which is barge capacity. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area.
SAFE HARBOR STATEMENT
          Certain statements in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to present or anticipated utilization, future revenues and customer relationships, capital expenditures, future financings, and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, earnings per share or achievements to be materially different from any future results, levels of activity, growth, performance, earnings per share or achievements expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as “may,” “seem,” “should,” “believe,” “future,” “potential,” “estimate,” “offer,” “opportunity,” “quality,” “growth,” “expect,” “intend,” “plan,” “focus,” “through,” “strategy,” “provide,” “meet,” “allow,” “represent,” “commitment,” “create,” “implement,” “result,” “seek,” “increase,” “establish,” “work,” “perform,” “make,” “continue,” “can,” “will,” “include,” or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this prospectus supplement. The forward-looking statements are subject to a number of risks and uncertainties and include the following: demand for, or level of consumption of, oil and petroleum products; future spot market charter rates; ability to attract and retain experienced, qualified and skilled crewmembers; competition that could affect our market share and revenues; risks inherent in marine transportation; the cost and availability of insurance coverage; delays or cost overruns in the building of new vessels, the double-hulling of our remaining single hulled vessels and scheduled shipyard maintenance; decrease in demand for lightering services; environmental and regulatory conditions; reliance on a limited number of customers for revenue; the continuation of federal law restricting United States point-to-point maritime shipping to US vessels (the Jones Act); asbestos-related lawsuits; fluctuating fuel prices; high fixed costs; capital expenditures required to operate and maintain a vessel may increase due to government regulations; reliance on unionized labor; federal laws covering our employees that may subject us to job-related claims; and significant fluctuations of our stock price. Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this news release completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our estimates and assumptions only as of the date of this news release. Except for our ongoing obligations to disclose material information under the federal
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securities laws, we are not obligated to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenue	$45,910	$40,025	$180,710	$149,718
Voyage Costs	12,616	9,599	43,307	30,175

Time Charter Equivalent	$33,294	$30,426	$137,403	$119,543

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS
($ Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenue	$45,910	$40,025	$180,710	$149,718
Operations expense
Operations	15,567	13,229	55,394	50,342
Voyage costs	12,616	9,599	43,307	30,175
Maintenance expense	5,008	5,091	20,320	20,761
General and administrative expense	2,461	3,265	12,478	11,709
Depreciation and amortization expense	6,039	5,872	23,201	22,193
(Loss)/gain on sale of assets	(19)	—	628	--

Operating Income	4,200	2,969	26,638	14,538
Other Income	165	75	4,596	587
Interest Expense	(588)	(774)	(2,846)	(2,318)

Pre-tax income	3,777	2,270	28,388	12,807
Income Tax Provision	810	829	8,509	2,975

Net Income	$2,967	$1,441	$19,879	$9,832

Diluted Earnings Per Share	$0.32	$0.17	$2.28	$1.16
Diluted Shares Outstanding	9,177	8,500	8,717	8,444
Capital Expenditures	$25,049	$8,635	$64,877	$33,391

Utilization of Calendar days	77.1%	79.1%	81.1%	80.7%
Barrels carried (in millions)	41.7	45.1	173.8	175.8
Available days	1,220	1,175	4,861	4,854
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UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
($ Thousands)

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$58,794	$6,347
Other current assets	35,680	30,207
Net vessels and equipment	233,572	191,924
Other assets	3,957	3,305

Total assets	$332,003	$231,783

Current portion of debt	$3,973	$3,756
Total other current liabilities	27,893	19,002
Long-term debt	55,400	59,373
Deferred shipyard costs and other	14,998	21,244
Deferred income taxes	35,756	36,004
Stockholders’ equity	193,983	92,404

Total liabilities and stockholders’ equity	$332,003	$231,783

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION
($ Thousands)

	Twelve Months Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$19,879	$9,832
Depreciation and amortization	23,201	22,193
Other	(3,470)	(3,615)

Total adjustments to net income	19,731	18,578

Net cash provided by operating activities	39,610	28,410

Net cash used in investing activities	(64,222)	(25,111)

Net cash provided by (used in) financing activities	77,059	(566)

Net increase in cash and cash equivalents	52,447	2,733
Cash and cash equivalents at beginning of period	6,347	3,614

Cash and cash equivalents at end of period	$58,794	$6,347

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			Barge or Tanker
	Capacity in		Initial Construction/
Barges/Tugs	Barrels(1)	Double-Hull	Rebuild Date

M 400/Constitution	410,000	Yes	1981	Originally built with double-hull
M 300/Liberty	263,000	Yes	1979	Originally built with double-hull
M 254/Intrepid	250,000	Yes	2002	Double-hull rebuild
M 252/Navigator	250,000	Yes	2002	Double-hull rebuild
M 244/Seafarer	240,000	Yes	2000	Double-hull rebuild
M 215/Freedom	214,000	No	1975	Decision to rebuild has not yet been
				made(2)
Ocean 211/Independence	212,000	No	2007	Scheduled double-hull delivery(3)
M 210/Columbia	213,000	No	2006	Scheduled double-hull delivery(3)
M 214/Honour	208,000	Yes	2004	Double-hull rebuild(4)
M 209/Enterprise	206,000	Yes	2005	Double-hull rebuild(4)
M 192/Valour *	172,000	Yes	1998	Double-hull rebuild

Total oil carrying capacity	2,638,000

Oil Tankers

Perseverance	251,000	No	1981	(5)
Integrity	270,000	Yes	1975	Originally built with double-hull
Diligence	270,000	Yes	1977	Originally built with double-hull
Seabrook	224,000	No	1983	(6)

Total oil carrying capacity	1,015,000

Other

Allegiance	251,000	No	1980	Redeployed in transport of grain

Total capacity	3,904,000

(1)	Represents 98% capacity, which is of the effective carrying capacity of a tank vessel.

(2)	If rebuilt, we anticipate that a 30,000 barrel mid-body would he inserted.

(3)	Vessels are being rebuilt with 38,000 barrel mid-body insertions.

(4)	Completion of the double-hull rebuild included a 30,000 barrel mid-body insertion.

(5)	Expected to he redeployed for transportation of non-petroleum cargo upon mandated OPA phase-out.

(6)	Chartered in from Seabrook Carriers Inc.

*	In January 2006, the tugboat Valour sank. The Company is currently evaluating tugboat replacement scenarios.
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